Exhibit 99.1

August 29, 2005

Dear ShopKo Shareholder:

Earlier this month, we mailed to you our proxy statement dated August 9, 2005 and a white proxy card in connection with the special meeting of ShopKo shareholders, scheduled to be held on Wednesday, September 14, 2005.  The meeting has been called to vote on a proposal to approve the previously announced merger agreement that provides for the acquisition of ShopKo by Badger Retail Holding, Inc., an affiliate of Minneapolis-based private equity investment firm Goldner Hawn Johnson & Morrison Incorporated.

Upon the completion of the merger, each issued and outstanding share of ShopKo common stock, other than shares held by ShopKo, its subsidiaries, Badger Retail Holding or Badger Acquisition, will be converted into the right to receive $24.00 in cash, without interest.

ShopKo’s board of directors has determined that the merger agreement is advisable to, fair to, and in the best interests of the holders of common stock of ShopKo, including the unaffiliated shareholders, and recommends that ShopKo shareholders vote “FOR” the approval of the merger agreement.  The recommendation of the board of directors is based, in part, upon the unanimous recommendation of a special committee, which consists of four independent and disinterested directors of ShopKo and was established in February 2004 to review, evaluate and, as appropriate, negotiate a possible transaction relating to the sale of ShopKo.  The special committee unanimously recommends that ShopKo shareholders vote “FOR” the approval of the merger agreement.

The recommendation is also based on the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the independent financial advisor to the special committee, that, as of April 7, 2005, the merger consideration of $24.00 cash per share to be received by ShopKo shareholders pursuant to the merger was fair, from a financial point of view, to the unaffiliated ShopKo shareholders.  The special committee and the board of directors believe that the terms and provisions of the merger agreement and the related merger are substantively and procedurally fair to the unaffiliated ShopKo shareholders.

The affirmative vote of a majority of the shares of ShopKo common stock outstanding on the record date is required to approve the merger agreement.  Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the ShopKo special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed, postage-paid envelope.  Alternatively, you may vote by telephone or Internet by following the instructions on the enclosed proxy card.  Returning the proxy card does not deprive you of your right to attend the meeting and vote your shares in person.  Your cooperation in voting your shares will be greatly appreciated.

Should you have any questions regarding the proxy materials, please feel free to contact our proxy solicitor, Georgeson Shareholder Communications, toll free at 1.800.280.7183.

Sincerely yours,

/s/ John G. Turner	/s/ Stephen E. Watson
John G. Turner Co-Chairman of the Board of Directors	Stephen E. Watson Co-Chairman of the Board of Directors
ShopKo Stores Inc.	ShopKo Stores Inc.

In connection with ShopKo’s solicitation of proxies with respect to the meeting of shareholders called in connection with the proposed merger, ShopKo has filed with the SEC, and furnished to shareholders of ShopKo, a proxy statement.  Shareholders are advised to read the proxy statement distributed to shareholders because it contains important information.  Shareholders are able to obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  Shareholders also are able to obtain a free-of-charge copy of the proxy statement and other relevant documents by directing a request by mail or telephone to ShopKo Stores, Inc., P.O. Box 19060, Green Bay, WI 54307, Attention: Corporate Secretary, Telephone: 920-429-2211, or from ShopKo’s website, http://www.shopko.com.  ShopKo and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of ShopKo in favor of the proposed merger.  Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in ShopKo’s proxy statement as filed with the SEC.  Information regarding certain of these persons and their beneficial ownership of ShopKo common stock as of April 30, 2005 is also set forth in ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.